EXHIBIT 99.1

Fifth Street Finance Corp. Announces Quarter and Year Ended September 30, 2008 Financial Results

WHITE PLAINS, N.Y., Dec. 10, 2008 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today announced its results for the fourth quarter and year ended 2008.

SEPTEMBER 30, 2008 FINANCIAL RESULTS

2008 Financial Highlights

 -- Net investment income
     - 2008: $20.1 million or $1.29 per share (basic and diluted)
     - 2007: $1.0 million

 -- Net Investment Income per share for 2008
     - 1st Quarter 2008: $0.29 per share (basic and diluted)
     - 2nd Quarter 2008: $0.33 per share (basic and diluted)
     - 3rd Quarter 2008: $0.35 per share (basic and diluted)
     - 4th Quarter 2008: $0.32 per share (basic and diluted)
     - Fiscal year end 2008: $1.29 per share (basic and diluted)

 -- Net unrealized appreciation (depreciation) on investments
     - 2008: $(16.9) million
     - 2007: $0.1 million

 -- Net realized gain on investments
     - 2008: $0.1 million

 -- Total fair value of investments (excluding unearned income)
     - September 30, 3008: $279.0 million
     - September 30, 2007: $90.0 million

 -- Net asset value per share:
     - September 30, 2008: $13.02

 -- Stockholders' Equity
     - September 30, 2008: $294.3 million
     - September 30, 2007: $106.8 million

 -- Net increase in net assets resulting from operations:
     - 2008: $3.3 million
     - 2007: $1.1 million

 Portfolio Activity

 -- Number of portfolio company investments:
     - September 30, 2008: 24
     - September 30, 2007: 10

 -- Weighted Average Yield of debt and income producing equity securities:
     - September 30, 2008: 16.2%
     - September 30, 2007: 16.8%

Portfolio and Investment Activity

During the year ended September 30, 2008, we invested $202.4 million across 14 new and 7 existing portfolio companies. This compares to investing $89.0 million across 10 new portfolio companies for the year ended September 30, 2007.

At September 30, 2008, our portfolio consisted of investments in 24 companies. We completed 100% of these investments in connection with an investment by a private equity sponsor. Those investments consisted of 39.6% first lien loans, 58.8% second lien loans, and 1.6% equity investments at fair value. Our average portfolio company investment by fair value was approximately $11.6 million at September 30, 2008, versus $9.0 million at September 30, 2007. Notwithstanding the weakness in the U.S. economy, overall portfolio credit quality was strong, with approximately 92.0% of our securities having an investment rating of 1 or 2, 6.4% having a rating of 3, and the remaining 1.6% having an investment rating of 4. As of September 30, 2008, no investments were on non-accrual status.

"During the quarter ending September 30, 2008, we saw the signs of a deterioration in the economic picture, especially in our consumer exposed companies. This decline accelerated in October and November with some stabilization toward the end of November. Our Equity sponsors for the most part continued to support their portfolio holdings with additional capital and very pro-active management. In some cases, we increased our interest rates where we saw the risk/reward of the investment begin to get out of line. We also increased our monitoring and portfolio management substantially, with additional focus on the lower rated securities," stated Fifth Street Finance Corp.'s President and Chief Executive Officer, Leonard Tannenbaum. "While we are clearly seeing more stress in the portfolio, we are confident that our track record of having substantially lower defaults and higher returns than the industry will continue in the foreseeable future. We are currently unlevered with a $50 million credit line from BMO that is undrawn. We have enough capital to support our strong private equity sponsor relationships in this period of credit dislocation, making for stronger relationships in the future. As we are paid monthly on all of our loans, we view loans on non-accrual as any that have not paid in a thirty day period. We currently have no loans on non-accrual and only one rated four which represents 1.6% of the fair value portfolio."

Tannenbaum continued, "We are also pleased to announce that we completed the first phase of the application for debenture leverage from the United States Small Business Administration via a small business investment company subsidiary to be formed. On November 26, 2008, we filed an SBIC Management Assessment Questionnaire with the SBA. I think an SBIC fund is a great opportunity for Fifth Street."

Our weighted average yield on debt investments was 16.2% at September 30, 2008, and 16.8% at September 30, 2007. The weighted average yield on debt investments included a cash component of 13.3% at September 30, 2008, and 13.8% at September 30, 2007.

At September 30, 2008, 93.4% or $256.4 million of our interest-bearing investment portfolio consisted of fixed rate loans and 6.6% or $18.0 million consisted of floating rate loans at fair value. At September 30, 2008, 100% of our floating rate loans carried a minimum interest rate floor of at least 9%, which protects our return in a declining interest rate environment. At September 30, 2007, 90.3% or $76.1 million of our interest-bearing investment portfolio consisted of fixed rate loans and 9.7% or $8.2 million consisted of floating rate loans.

We continue to have substantial capital resources available to fund additional investments. At September 30, 2008, we had $22.9 available in cash and cash equivalents in addition to $50.0 million available through our senior secured credit facility.

On November 28, 2008, Bank of Montreal approved a renewal of our $50 million credit facility, subject only to satisfactory documentation. The terms include a 50 basis points commitment fee, an interest rate of Libor +3.25% and a term of 364 days.

Results of Operations

Total Investment Income

For the year ended September 30, 2008, total investment income was $33.2 million, a $28.9 million, or 673%, increase over the $4.3 million of total investment income for the period ended September 30, 2007. The increase was primarily attributable to a $28.1 million increase in interest, fee and dividend income from investments and a $0.8 million increase in interest income from cash and cash equivalents. The increase in interest, fee and dividend income from investments was primarily attributable to (i) higher average levels of outstanding debt investments, which was principally due to the closing of fourteen new debt investments, seven add-ons, and one recapitalization in the year ended September 30, 2008, partially offset by debt repayments received during the same periods, and (ii) higher levels of dividend income from portfolio equity investments.

Expenses

For the year ended September 30, 2008, total expenses increased by $9.8 million, or 297%, to $13.1 million from $3.3 million for the period ended September 30, 2007. The increase in total expenses, as compared to the period ended September 30, 2007, was primarily as a result of increases in management and incentive fees of $6.8 million, higher interest expenses of $0.4 million, higher professional fees of $1.2 million and higher administrator expenses of $1.0 million.

The increase in management fees reflects the increase in the Company's total assets as reflected in the growth of the investment portfolio. Incentive fees were implemented effective January 2, 2008 when Fifth Street Mezzanine Partners III, L.P. merged with and into Fifth Street Finance Corp., and reflect the growth of our net investment income before such fees. The increase in interest expense was attributable to an increase in borrowings. Such borrowings were used primarily to fund investments. The increase in professional fees is due to higher audit fees in conjunction with becoming a publicly traded company. The increase in administrator expense is primarily attributable to the hiring of additional professionals.

Realized Gain (Loss) on Sale of Investments

Net realized gain (loss) on the sale of investments is the difference between the proceeds received from dispositions of portfolio investments and their stated cost. During the fiscal year ended September 30, 2008, we sold one investment in which we realized a gain of approximately $62,000. For the fiscal year ended September 30, 2007, we had no realized gains or losses.

Net Change in Unrealized Appreciation or Depreciation on Investments

At September 30, 2008, and September 30, 2007, portfolio investments recorded at fair value (excluding unearned fee income) represented 93.3% and 83.8%, respectively, of our total assets.

Net unrealized appreciation or depreciation on investments is the net change in the fair value of our investment portfolio during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. During the twelve months ended September 30, 2008, we recorded net unrealized depreciation of $16.9 million. This consists of $12.1 million of unrealized depreciation on debt investments and $4.8 million of unrealized depreciation on equity investments. There was unrealized appreciation of $0.1 million for the fiscal year ended September 30, 2007.

We expect that the majority of the $16.9 million of unrealized depreciation will ultimately be reversed when we exit these investments although there can be no assurance that this will ultimately occur. Unrealized depreciation on investments does not impact our current ability to pay dividends to shareholders.

Liquidity and Capital Resources

For the fiscal year ended September 30, 2008, we experienced a net increase in cash and equivalents in the amount of $5.3 million. During that period, we generated $20.8 million of cash flow from operating activities primarily from net investment income, excluding the purchase of investments, principal payments received on investments, and a realized gain from portfolio investments.

We invested approximately $202.4 million in portfolio companies and received repayments of principal of approximately $2.2 million. We financed these investments primarily from borrowings of approximately $79.3 million, proceeds from the issuance of mandatorily redeemable preferred stock of $15.0 million, and net capital contributions from partners of $66.5 million.

At September 30, 2008, the net proceeds of $129.4 million have been used as follows: (1) approximately $15.2 million to redeem all 30,000 shares outstanding of our preferred stock, (2) $26.9 million to pay down in June 2008 our outstanding borrowings under our secured revolving credit facility with Bank of Montreal, and (3) $68.1 to invest in portfolio companies. The remaining proceeds of $19.2 will be used to make additional investments in small and mid-sized companies in accordance with our investment objective, pay our operating expenses and distributions to our stockholders, and for general corporate purposes.

Dividends

On December 9, 2008, our Board of Directors declared a cash dividend of $0.32 per share for the first fiscal quarter of 2009 and $0.33 per share for the second fiscal quarter of 2009. The dividend is payable as follows:

  First Quarter Record date:  December 19, 2008
  First Quarter Payment date:  December 29, 2008

  Second Quarter Record date:  December 30, 2008
  Second Quarter Payment date:  January 29, 2009

For the fourth quarter of 2008, Fifth Street Finance Corp. declared a dividend on August 6, 2008 of $0.31 per share. The record date was September 10, 2008 and the dividend was distributed on September 26, 2008.

For the third quarter of 2008, Fifth Street Finance Corp. declared a dividend on May 1, 2008 of $0.30 per share. The record date was May 19, 2008 and the dividend was distributed on June 3, 2008.

Dividends are paid from taxable income. Our Board of Directors determines quarterly dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

For the fiscal year of 2009, we plan to pay a third quarter dividend in May and a fourth quarter dividend in August.

Fifth Street Finance Corp. has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our shareholders, unless a shareholder elects to receive cash. As a result, if we declare a cash dividend, our shareholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

Portfolio Activity Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 -- Investment is performing above expectations and/or a capital gain is expected;

Investment Rating 2 -- Investment is performing substantially within our expectations, and its risks remain neutral or favorable compared to the potential risks at the time of the original investment (all new loans are initially rated 2);

Investment Rating 3 -- Investment is performing below our expectations and requires closer monitoring, we expect no loss of investment return (interest and/or dividends) or principal. Companies with a rating of 3 may be out of compliance with financial covenants;

Investment Rating 4 -- Investment is performing below our expectations and for which risk has increased materially since the original investment. We expect some loss of investment return, but no loss of principal; and,

Investment Rating 5 -- Investment is performing substantially below our expectations and whose risks have increased substantially since the original investment. Investments with a rating of 5 are those for which some loss of principal is expected.

At September 30, 2008, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 -- Investments totaled $7.7 million (2.8% of the portfolio)

Investment Rating 2 -- Investments totaled $249.0 million (89.2% of the portfolio)

Investment Rating 3 -- Investments totaled $17.7 million (6.4% of the portfolio)

Investment Rating 4 -- Investments totaled $4.6 million (1.6% of the portfolio)

Investment Rating 5 -- No investments were rated 5.

At September 30, 2008, we had one investment with an investment rating of 1, which had a debt-to-EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) multiple of 4.05x; 19 investments with an investment rating of 2, which had an average debt-to-EBITDA multiple of 4.23x; three investments with an investment rating of 3, which had an average debt-to-EBITDA multiple of 5.86x; and 1 investment with an investment rating of 4, which had a debt-to-EBITDA multiple of 9.80x. None of those investments are on a non-accrual status, and currently we do not anticipate any loss of principal. We are closely monitoring the status of securities with an investment rating of a 3 or 4 and continue to provide assistance as needed to help the companies navigate through the current economic downturn. In addition, we are seeing the validation of our dual underwriting methodology, as private equity sponsors are committing additional funds to support their portfolio companies.

Recent Developments

On October 10, 2008, Rose Tarlow made a $350,000 draw on its previously undrawn revolver. Prior to the draw, our unfunded commitment was $2.65 million. In addition, the revolver interest rate increased to 12% and the term loan increased to 12.5%.

On October 15, 2008, we announced an $8.0 million Open Market Share Repurchase Plan. Under this plan, we may repurchase up to $8.0 million of common stock at prices below its net asset value as reported in our most recently published financial statements. The program expires December 31, 2009, unless otherwise extended by the Board of Directors.

On October 29, 2008, we made an $11.0 million investment in Cenegenics LLC, an age management medical institution headquartered in Las Vegas, Nevada. Our investment consists of an $11.0 million term loan with a 17.0% annual interest rate.

On November 4, 2008, we terminated our unfunded commitment of $11.0 million to Martini Park.

On November 26, 2008, we invested an additional $7.0 million in Boot Barn, an existing portfolio company, to support an acquisition and additional equity investment. The new investment consists of a $7.0 million term loan with a 17% annual interest rate.

On November 28, 2008, Bank of Montreal approved a renewal of the Company's $50 million credit facility, subject only to satisfactory documentation. The terms include a 50 basis points commitment fee, an interest rate of Libor +3.25% and a term of 364 days.

On December 1, 2008, the Company invested an additional $5.3 million in MK Networks LLC to support an acquisition. The new investment consists of a $5.3 million term loan with a 17.5% annual interest rate.

Conference Call

The Company will host a conference call on Wednesday, December 10, 2008 at 5:00pm (ET) to discuss its fourth quarter and year ended September 30, 2008 financial results. Please call (877) 419-6592 to enter the conference. An operator will monitor the call and set a queue for the questions. The conference call replay will be available through December 12, 2008. To hear the replay, please dial (888) 203-1112 and reference passcode #3562334. For further information contact Investor Relations at (914) 286-6811.

                      Fifth Street Finance Corp.
                             Balance Sheet

                                        September 30,   September 30,
                                            2008             2007

 Assets
    Investments, at fair value (cost
     9/30/2008: $295,821,250; 9/30/2007:
     $89,834,209)
    Affiliate investments (cost
     9/30/2008: $83,576,276; 9/30/2007:
     $38,716,308)                       $  73,106,057   $  38,816,100
    Non-control/Non- affiliate
     investments (cost 9/30/2008:
     $212,244,974; 9/30/2007:
     $51,117,901)                         205,889,362      51,141,045
    Unearned fee income                    (5,236,265)     (1,566,293)
    Total investments net of unearned
     fee income                           273,759,154      88,390,852
    Cash and cash equivalents              22,906,376      17,654,056
    Interest receivable                     2,367,806         754,623
    Due from portfolio company                 80,763         127,715
    Prepaid management fee                         --         252,586
    Prepaid expenses                           34,706              --
    Deferred offering costs                        --         149,687
 Total Assets                           $ 299,148,805   $ 107,329,519
 Liabilities
    Accounts payable, accrued expenses,
     and other liabilities              $     567,691   $     417,107
    Base management fee payable             1,381,212              --
    Incentive fee payable                   1,814,013              --
    Due to FSC, Inc.                          574,102              --
    Interest payable                           38,750           9,934
    Payments received in advance from
     portfolio companies                      133,737              --
    Offering costs payable                    303,461          86,783
 Total Liabilities                          4,812,966         513,824
 Commitments
 Stockholders' Equity
    Common stock, $0.01 par value,
     49,800,000 shares authorized,
     22,614,289 shares issued and
     outstanding                              226,143              --
    Additional paid-in capital            300,524,155              --
    Net unrealized appreciation
     (depreciation) on investments        (16,825,831)             --
    Net realized gain on investments           62,487              --
    Accumulated undistributed net
     investment income                     10,348,885              --
    Total Partners' Capital                        --     106,815,695
 Total Stockholders' Equity               294,335,839     106,815,695
 Total Liabilities and Stockholders'
  Equity                                $ 299,148,805   $ 107,329,519

                      Fifth Street Finance Corp.
                       Statements of Operations

                                                       For the period
                                                         February 15
                                         Year  ended       through
                                        September 30,   September 30,
                                            2008             2007

 Investment Income:
    Interest income:
    Affiliate investments               $  10,344,477   $   2,900,314
    Non-control/Non- affiliate
     investments                           20,158,409       1,164,558
    Interest on cash and cash
     equivalents                              750,605              --
    Total interest income                  31,253,491       4,064,872
    Fee income:
    Affiliate investments                     702,463         164,222
    Non-control/Non- affiliate
     investments                            1,105,576          64,610
    Total fee income                        1,808,039         228,832
    Dividend income:
    Affiliate investments                      26,740           2,228
    Non-control/Non- affiliate
     investments                              130,971              --
    Total dividend income                     157,711           2,228
 Total Investment income                   33,219,241       4,295,932
 Expenses:
    Base management fees                    4,258,334       1,564,189
    Incentive fees                          4,117,554              --
    Professional fees                       1,389,541         211,057
    Board of Directors fees                   249,000              --
    Organizational costs                      200,747         413,101
    Interest expense                          917,043         522,316
    Administrator expense                     978,387              --
    Line of credit guarantee expense           83,333         250,000
    Transaction fees                          206,726         357,012
    General and administrative expenses       674,360          18,867
 Total expenses                            13,075,025       3,336,542
    Net Investment income                  20,144,216         959,390
 Unrealized appreciation (depreciation)
  of investments:
    Affiliate investments                 (10,570,012)         99,792
    Non-control/Non- affiliate
     investments                           (6,378,755)         23,144
 Total unrealized appreciation
  (depreciation) on investments           (16,948,767)        122,936
 Net realized gain from investments:
    Non-control/Non- affiliate
     investments                               62,487              --
 Total net realized gain from
  investments                                  62,487              --
 Net increase in net assets resulting
  from operations                       $   3,257,936   $   1,082,326
 Earnings per common share-basic and
  diluted(1)                            $        0.21             N/A
 Weighted average common shares-basic
  and diluted                              15,557,469             N/A

 (1) The earnings per share calculation for the fiscal year ended
 September 30, 2008 is based on the assumption that if the number of shares issued at the time of the merger on January 2, 2008
 (12,480,972 shares of common stock) had been issued at the beginning of the fiscal year on October 1, 2007, the Company's earnings per share would have been $0.21 per share.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Fifth Street Finance Corp.'s prospectus, dated June 11, 2008. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com